Exhibit 10(a)

SENIOR EXECUTIVE INCENTIVE COMPENSATION PLAN

1.
Purpose. This document sets forth the annual incentive plan applicable to certain employees of Eaton Corporation plc (the “Company”) and its directly and indirectly controlled subsidiaries (the Company and such subsidiaries being referred to herein collectively as “Eaton”), including those Eaton executive officers whose annual incentive compensation for any taxable year the Committee (hereafter defined) anticipates would not be deductible due to Section 162(m) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”). This plan, as amended and restated, is hereinafter referred to as the “Plan.”

The Plan is designed to promote the profitable growth of Eaton by:

a.	Providing rewards for achieving specified performance goals.

b.	Recognizing corporate, business unit and individual performance and achievement.

c.	Attracting, motivating and retaining superior executive talent.

2.
Administration. The Plan shall be administered by the Compensation and Organization Committee of the Board of Directors (the “Board”) of the Company, or by any other committee of the Board to whom this authority is delegated by the Board (the “Committee”). The Committee shall be comprised exclusively of three or more directors who are not employees and who are “outside directors” within the meaning of Section 162(m)(4)(C) of the Code. The Committee will approve the goals, participation, target bonus awards, actual bonus awards, timing of payment and other actions necessary to the administration of the Plan. Any determination by the Committee pursuant to the Plan shall be final, binding and conclusive on all employees and participants and anyone claiming under or through any of them. The provisions of the Plan are intended to ensure that all awards granted hereunder to any individual who is or may be a “covered employee” (within the meaning of Section 162(m)(3) of the Code) qualify for the Section 162(m) exception for performance-based compensation, and all awards and the Plan shall be interpreted and operated consistent with that intention.

3.
Participation. Any Eaton executive officer designated by the Committee in its sole discretion shall be eligible to participate in the Plan. An employee participating in the Plan shall not participate in Eaton's Executive Incentive Compensation Plan.

4.	Establishment of Incentive Opportunities.

a.
On or before March 30 of each year, the Committee shall establish in writing performance goals (the “Corporate Performance Goals”) to be used in determining an aggregate amount to be distributed under the Plan (the “Aggregate Incentive Opportunity”). The Aggregate Incentive Opportunity will be a dollar amount calculated by reference to specified levels of, growth in, or ratios involving, the Corporate Performance Goals, which may include any one or more of the following: the Company's earnings per share, operating earnings per share, total return to shareholders, cash flow return, cash flow return on gross capital, net income, net income before tax, return on equity, or return on assets. The Corporate Performance Goals may be described in terms of Company-wide objectives or objectives that are related to the performance of any subsidiary, division, department, or region of, or function in, the Company. The Corporate Performance Goals may be made relative to the performance of other corporations.

b.
On or before March 30 of each year, the Committee will establish in writing a percentage share of the Aggregate Incentive Opportunity to each participant (the “Individual Incentive Opportunity”). The sum of all Individual Incentive Opportunities will not exceed 100% of the Aggregate Incentive Opportunity. No participant will be assigned an Individual Incentive Opportunity greater than $7,500,000.

c.
The method to determine the Aggregate and Individual Incentive Opportunities shall be stated in terms of objective formulas that preclude discretion to increase the amount of the award that would otherwise be due upon attainment of the goals. No provision of the Plan shall preclude the Committee from exercising negative discretion to reduce any award hereunder.

d.
A participant's Individual Incentive Opportunity in any year is the maximum amount that the participant may receive under the Plan in that year. Whether or not a participant will receive all or any portion of his or her Individual Incentive Opportunity will be based on the achievement of corporate and business unit financial and strategic objectives established for the year (which may be based on the Corporate Performance Goals selected for the year, any of the other performance goals listed above) and on the achievement of individual goals (collectively, the “Individual Performance Goals”).

1.	Award Determination.

a.
At the end of each year, the Committee will determine the Aggregate Incentive Opportunity based on the results of the Corporate Performance Goals. The Committee will certify in writing whether and to what extent the goals have been achieved.

b.
At the end of each calendar year, the Committee will assess each participant's performance against the Individual Performance Goals established for each participant. Based on this assessment, the Committee will determine whether or not to award the entire Individual Incentive Opportunity or a lesser amount. In no event will the Individual Incentive Opportunity be greater than the portion of the Aggregate Incentive Opportunity allocated to the participant.

c.
Awards shall be paid under the Plan for any year solely on account of the attainment of the performance goals established by the Committee for the entire year. Awards shall also be contingent on continued employment by Eaton during the entire year. Exceptions to the requirement of continued employment will apply in the event of termination of employment by reason of death or disability (as determined by the Committee). In the event of termination of employment for these reasons, awards for any incomplete performance year shall be prorated for the amount of service by the participant during the performance year and shall be payable to the participant (or his or her estate) at the same time as awards for such performance year are paid to the other participants and shall be subject to the same requirements for achievement of the specified performance goals as apply to such other participants' awards.

2.
Bonus Payments. Awards under the Plan will be paid annually in cash not later than March 15 of the year following the performance year, provided that awards or portions thereof may be deferred under Eaton's Deferred Incentive Compensation Plan II. No payment shall be made under the Plan except in compliance with all applicable laws and regulations including, without limitation, compliance with tax requirements. Notwithstanding any other provision of the Plan to the contrary, awards granted under the Plan are subject to reduction, cancellation or reimbursement pursuant to any applicable Eaton compensation recovery policy, as in effect from time to time. Eaton's current policy, adopted by the Board, provides that, if the Board determines that an executive engaged in any fraud, misconduct or other bad-faith action that, directly or indirectly, caused or partially caused the need for a material accounting restatement for any period as to which a performance-based award was paid or credited to the executive, the performance-based award is subject to reduction, cancellation or reimbursement at the discretion of the Board.

3.
No Right to Employment. Neither the adoption of the Plan nor its operation, nor any document describing or referring to the Plan, or any part thereof, shall confer upon any participant under the Plan any right to continue in the employ of Eaton, or shall in any way affect Eaton's right and power to terminate the employment of any participant under the Plan at any time with or without assigning a reason therefor, to the same extent as Eaton might have done if the Plan had not been adopted.

4.
Non-Transferability. No right to payment under the Plan shall be subject to debts, contract liabilities, engagements or torts of the participant, nor to transfer, anticipation, alienation, sale, assignment, pledge or encumbrance by the participant except by will or the law of descent and distribution or pursuant to a qualified domestic relations order.

5.
Shareholder Approval and Committee Certification Contingencies; Payment of Awards. Payment of any awards under the Plan for performance years beginning on or after January 1, 2013 shall be contingent upon the affirmative vote of the shareholders of at least a majority of the votes cast (including abstentions) at the annual meeting of the shareholders held in 2013. Unless and until such shareholder approval is obtained no award shall be paid pursuant to the Plan for any such performance year. Subject to the provisions of Paragraph 5 above, payment of any award under the Plan shall also be contingent upon the Committee's certifying in writing that the performance goals and any other material terms applicable to such award were in fact satisfied, in accordance with applicable regulations under Section 162(m) of the Code. Unless and until the Committee so certifies, such award shall not be paid. Unless the Committee provides otherwise, (a) earned awards shall be paid promptly following such certification, and (b) such payment shall be made in cash (subject to any tax withholding that Eaton may determine applies).

The Plan was originally adopted by the Board of Directors of Eaton Corporation on January 23, 2008, and the Plan was last approved by the shareholders of Eaton Corporation on April 23, 2008. The Plan was assumed by the Company, as amended and restated by the Committee, effective as of February 27, 2013, subject to approval by the shareholders of the Company with respect to Awards granted under the Plan for performance years beginning on or after January 1, 2013. To the extent necessary for purposes of Section 162(m) of the Code, the Plan shall be resubmitted to shareholders for their reapproval in 2018 (and every five years thereafter), with respect to awards payable for the tax year commencing immediately after the year of each such reapproval.

6.
If the Company's shareholders do not approve the Plan, payments that would have been made pursuant to awards that were made contingent upon obtaining such approval will not be made. No provision of the Plan shall prevent the Committee from making any payments or granting any awards outside of the Plan whether or not such payments or awards qualify for tax deductibility under Section 162(m) of the Code.